Great Wall Acquisition Corp. (GWAQ.OB) Announces Shareholder Acceptance of Proposal to Allow More Time to Complete its Proposed Acquisition of ChinaCast Communications Holdings Limited

NEW YORK, Mar 21, 2006 (BUSINESS WIRE) -- Great Wall Acquisition Corporation (GWAQ) announced today that its shareholders have voted overwhelmingly in favor of amending the Company's certificate of incorporation to allow extension of the date before which the company must complete a business combination, to avoid being required to liquidate, from March 23, 2006 to December 31, 2006.

Votes in favor of all three extension proposals were 3,711,116, or 99 percent of those voting. Votes opposed to proposals one and two were 24,687. Abstentions were 4,000. A total of 3,799,803 votes out of a possible 5,515,975 outstanding shares, or 69 percent, were cast. The voting included the votes of Great Wall’s pre-IPO stockholders, who voted, pursuant to previously-announced agreements, in accordance with the vote of the majority of Great Wall’s Public Shareholders on the proposals.

The Company believes that this extension will provide it sufficient time to prepare and distribute proxy material necessary for the stockholder vote of the proposed business combination with ChinaCast Communications Holdings Limited. (Singapore Exchange, "ChinaCast").

Mr. Kin Shing Li, Chairman of the Board, Chief Executive Officer and Sole Director of Great Wall, expressed gratitude to Great Wall shareholders. "We are delighted that our shareholders have expressed their faith in what we are trying to achieve with ChinaCast.  I can assure them that we are working to get approval for our business combination as soon as possible."

Great Wall will promptly submit proxy and registration materials to the SEC, upon delivery of ChinaCast's audited financial statements for 2005, regarding its proposed acquisition of ChinaCast.

About Great Wall: Based in New York, New York, Great Wall was incorporated in August 2003 as a blank check company whose objective is to acquire an operating business having its primary operations in the People's Republic of China. Great Wall consummated its initial public offering on March 23, 2004, receiving net proceeds of approximately US$21,225,000 on the sale of 4,000,000 units at US$6.00 per unit. On March 30, 2004, the underwriters exercised their over-allotment option and Great Wall received additional net proceeds of approximately US$2,761,000 on the sale of 515,975 units at US$6.00 per unit. Each unit was comprised of one share of Great Wall common stock and two redeemable common stock purchase warrants having an exercise price of US$5.00. As of September 30, 2005, Great Wall holds approximately US$23,831,510 of the net proceeds of its initial public offering in a trust account maintained by an independent trustee which will be released upon the consummation of a qualifying business combination.

About ChinaCast: based in Beijing, China, ChinaCast provides satellite-based broadband solutions to educational institutions, government agencies, Fortune 500 enterprises and multinational companies throughout China and is the PRC's leading satellite distance learning services group. ChinaCast offers its Education and Training solutions to universities and primary and middle schools (K-12). These services include broadband satellite network services, interactive distance learning applications, multimedia education content, educational portals, as well as IT certification and management training courses. ChinaCast was listed on the mainboard of the Singapore Exchange (SGX) on May 14, 2004. Its stock codes are CCH SP on Bloomberg and CCCH.SI on Reuters.

For question, please write or call Great Wall Acquisition Corporation, 660 Madison Avenue, 15th Floor, New York, New York, 10021, (212) 753-0804, Attn.: Mr. Richard Xue, Consultant to Great Wall.